EXHIBIT 99
EXHIBIT A

Wilmington Trust Corporation Rodney Square North 1100 North Market Street Wilmington, DE 19890-0001
News Release
Contacts

News Media	Investors and Analysts

Bill Benintende	Ellen J. Roberts
Public Relations	Investor Relations
302-651-8268	302-651-8069
wbenintende@wilmingtontrust.com	eroberts@wilmingtontrust.com
Wilmington Trust Announces Resolution of Loans to Elliott Building Group
Bank anticipates recovery of approximately 97% of remaining loans to real estate developer
Wilmington, DE, March 25, 2008 – Wilmington Trust announced today that it has forged agreements to sell two housing developments in southern New Jersey to separate buyers, with the expected result being the recovery of approximately 97% percent of the remaining balance of loans it had made to the Elliott Building Group (Elliott), the Pennsylvania-based real estate developer of the two properties. One of the two transactions has already closed; the other is expected to close by March 31, 2008.
Wilmington Trust’s loans to Elliott totaled $10.3 million and were placed on nonaccruing status in June 2007, when Elliott filed for bankruptcy. Approximately $8.9 million of this amount was transferred to Other Real Estate Owned (OREO) during the fourth quarter of 2007, when Wilmington Trust took possession of the real estate. As of December 31, 2007, Wilmington Trust’s loans to Elliott represented 98% of its OREO balance. After the close of the second transaction, Wilmington Trust’s total loss on its OREO related to Elliott will be less than $320,000. Wilmington Trust is not financing the purchase of the properties.
“We are very pleased that we are able to sell these properties in this economic environment and recover almost the full amount of their estimated value,” said Ted T. Cecala, Wilmington Trust’s chairman and chief executive officer. “That we are able to do this reflects our strong underwriting standards and excellent work by our loan work-out and recovery specialists.”
Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides Regional Banking services throughout the mid Atlantic region, Wealth Advisory Services for high-net-worth clients in 36 countries, and Corporate Client Services for institutional clients in 86 countries. Its wholly owned bank subsidiary, Wilmington Trust Company, which was founded in 1903, is one of the largest personal trust providers in the United States and the leading retail and commercial bank in Delaware. Wilmington Trust Corporation and its affiliates have offices in California, Connecticut, Delaware, Florida, Georgia, Maryland, Massachusetts,

Minnesota, Nevada, New Jersey, New York, Pennsylvania, South Carolina, Vermont, the Cayman Islands, the Channel Islands, London, Dublin, Frankfurt, and Luxembourg.
###